Exhibit 10.1

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

LICENSE AGREEMENT

This Agreement is made effective on April 16, 2007 by and between Viragen International, Inc., a company incorporated in Delaware, USA with its principal offices located at 865 SW 78th Avenue, Plantation, Florida, USA, and its Affiliates and Subsidiaries (VGN) and Swedish Orphan International, a company incorporated in Sweden with its principal offices located at Drottninggatan 98, 111 60 Stockholm, Sweden and its Affiliates and Subsidiaries (SOI).

WHEREAS:

VGN has successfully developed and registered the human prescription biologic Multiferon® (the “Product”) in Sweden and other countries and desires to license the exclusive rights to, market, sell and distribute the Product throughout the Territory as defined herein to SOI; and,

SOI is engaged in the business of development, sales, marketing and distribution of prescription products throughout the Territory and desires to license the Product from VGN for the exclusive rights to market, sell and distribute the Product throughout the Territory as defined herein; now,

VGN and SOI (hereinafter the “Parties”) hereby agree to the terms and conditions stated herein governing this License Agreement.

Article 1: Definitions

1.1	“Affiliates and Subsidiaries” shall mean the entities owning, owned by, controlling or controlled by the respective Parties to this Agreement, and which may be involved in the performance of this Agreement on behalf of either Party.

1.2	“Agreement” shall mean this agreement, including all Exhibits, as amended from time to time, in accordance with the terms herein.

1.3	“Amendment” shall mean a mutually agreed upon and documented change to the terms and conditions of this Agreement, including its Exhibits, executed in writing and signed by authorized representatives of each Party to this Agreement in advance of the effective date of such change(s).

1.4	“Annual Product Forecast” shall mean the amount of the Product that represents SOI’s best estimates of SKUs it expects to purchase from VGN during a continuous 12-month period, and as reported to VGN in advance on a calendar quarter basis as described herein.

1.5	“Approved Indication(s)” shall be those indications that are approved by the Swedish regulatory authorities as of the Effective Date of this Agreement, and those that may be approved through the Mutual Recognition Process in other countries within the EU, upon the initial application for approval.

1.6	“Confidential Information” shall mean all information of a confidential nature relating to either Party’s business disclosed by a Party to the other Party, either orally, in writing, or in any other tangible form and this may include the terms of this Agreement and all matters related to or associated with this Agreement.

April 16th, 2007	1
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

1.7	“Country(ies)” shall mean each individual geographic region included in the Territory which has its own reimbursement authority and governing body(ies) that are charged with reviewing and approving a Market Authorization to permit marketing of the Product within its boundaries. For the avoidance of doubt, the Countries shall mean those specified in Exhibit 2 to this Agreement, and any Amendments thereto.

1.8	“Delivery Date” shall mean a calendar date upon which SOI wishes VGN to make shipment of Product ordered by SOI under a Purchase Order (“PO”).

1.9	“Effective Date” shall mean the latest date upon which this Agreement was last signed by either Party to the Agreement.

1.10	“Exhibit” shall mean a written and mutually agreed upon attachment to this Agreement specifying certain terms, conditions, descriptions, specifications and details pertaining to this Agreement, and incorporated to this Agreement by reference.

1.11	“Expiration Date” shall mean the date which shall be specified by VGN as the last date upon which the Product shall be assured to meet the Product Specifications when stored, handled and used in accordance with its labeling, as approved in the Registrations. The Expiration Date shall be incorporated into Product labeling and packaging and shall be assigned for each Product Lot Number.

1.12	“Filled Product” shall mean the finished biological material, meeting the Product Specifications for the brand Multiferon®, multi-subtype, human interferon alpha injection as defined by the Registration in the Territory and filled 0.5 ml in a pre-filled syringe, 6 MIU per mL, but prior to packaging and labeling.

1.13	“License Fee” shall mean the up front fee payable pursuant to Article 2 as specified in Exhibit 1 and Amendments thereto.

1.14	“Licensed Marks” shall mean registered and unregistered trademarks, copyrights and/or designs used by VGN in relation to the Product and hereby licensed to SOI under this Agreement within the Territory attached hereto as Exhibit 3.

1.15	“Lot Number” shall mean the unique and identifying code, comprised of alpha and/or numeric figures, assigned by VGN to identify a distinct and separate quantity of Product units that are manufactured under consistent and continuous processes, and as defined by Swedish Registration Authorities, the European Good Manufacturing Practices and/or the relevant regulations in the Countries in the Territory. The Lot Number shall appear on each unit of Product, in the Product labeling and on Product packaging as approved in the Registrations.

1.16	“Market Authorization” shall mean the valid documented approval by the Registration Authority in each Country within the Territory permitting SOI to market, sell and distribute the Product.

April 16th, 2007	2
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

1.17	“Activity Plan” shall mean the documented list and timing of actions that SOI will take in order to successfully achieve or exceed the Annual Product Forecast in the Territory.

1.18	“Net Sales” shall mean [ * ].

1.19	“Parties” shall mean parties to this Agreement including VGN and SOI and Party shall mean the singular as appropriate.

1.20	“Post-Marketing Phase III Clinical Trial (hereinafter referred to as “the Clinical Trial”) shall mean a Phase III efficacy trial conducted according to a protocol as agreed upon between the Parties and the Swedish regulatory authorities in high-risk melanoma patients in the EU, and funded according to Exhibit 1.

1.21	“Product Improvements” shall mean any modification or change to the indications for use of the Product that requires new clinical trials and a new Market Authorization in the Territory,, while maintaining the description “multi-subtype, human alpha interferon injection”.

1.22	“Product Information” shall mean the Summary of Product Characteristics, patient information leaflet and product labeling.

1.23	“Product Recall” shall mean the deliberate retrieval and recovery or recall from the Territory of warehoused, distributed, marketed or sold Product due to a serious deficiency in the quality or purity of the Product as determined by testing or inspection according to the Registration or as determined by reports of unanticipated adverse patient reactions specifically due to use of the Product.

1.24	“Product Specifications” shall mean the scientific, quantitative and qualitative descriptions of the Product, with respect to chemical, biological, microbiological and physical properties of the Product as put forth in the Registration Dossier and as attached hereto as Exhibit 4, as may be amended from time to time in accordance with the applicable regulations.

1.25	“Product” shall mean the finished biological material, in finished packaged and labeled form and meeting the Product Specifications as defined by the Registration in the Territory, and as sold by VGN to SOI, corresponding to the brand Multiferon®, multi-subtype, human interferon alpha injection, 0.5 mL per pre-filled syringe, 6 MIU per mL.
1.26	“PO” shall mean a legally binding Purchase Order initiated by SOI and provided to VGN in advance, specifying quantities of Product it wishes to purchase from VGN and have delivered to SOI, according to the terms and conditions specified herein.

1.27	“Purchase Price(s)” shall mean the price at which VGN agrees to sell the Product to SOI, expressed in Euros (€) and as set forth in Exhibit 1 to this Agreement and its Amendments.

April 16th, 2007	3
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

1.28	“Registration Authority(ies)” shall mean those agencies, bodies or organizations designated by local laws and regulations in each of the Countries in the Territory and charged with controlling the development, selling, marketing safety, pharmacovigilance and distribution of prescription products for human use.

1.29	“Registration Dossier(s)” , in Common Technical Document (CTD) format, shall mean the dossier(s) of scientific documentation, qualitative and quantitative data, preclinical and clinical information that is required by Registration Authorities as documented evidence of the safety and efficacy of the Product when used for its intended purpose(s).

1.30	“Royalty” shall mean a calculated percentage of Net Sales to be paid by SOI to Viragen as described herein and as set forth in Exhibit 1 to this Agreement.

1.31	“Safety Agreement” shall mean the agreement between the Parties that describes in sufficient detail the obligations of VGN and SOI with respect to the handling and reporting of customer complaints, adverse events, product recall and the associated communications with Registration Authorities, attached hereto and incorporated by reference.

1.32	“Shipment Date” shall mean that date on which VGN transfers Products ordered by SOI to the designated carrier for transport to SOI.

1.33	“(SKUs)” shall mean the Stock Keeping Unit of measure SOI intends to use to track its purchases and sales of the Product. With respect to this Agreement, one SKU shall be one printed carton holding six (6) pre-filled syringes containing 0.5 mL Multiferon®, 6 MIU per mL.

1.34	“Technical Agreement” shall mean the agreement between the Parties that describes in sufficient detail the obligations of VGN and SOI with respect to the manufacturing, testing, delivery, sampling, inspection and release of the Product, attached hereto and incorporated by reference.

1.35	“Term” shall mean the length of time during which this Agreement shall remain in effect, and shall be not less than ten (10) years from the Product launch date in the last-to-launch Country in the Territory or for a longer period as may be mutually agreed by the Parties and documented in the form of an Amendment to this Agreement.

1.36	“Termination” shall mean the halting of activities in accordance with the terms of this Agreement.

1.37	“Territory” shall mean those specific geographical areas defined by the Country name, or as may be mutually agreed upon by the Parties, constituting the boundaries within which the Product may be developed, sold, marketed and distributed and as further described in Exhibit 2.

April 16th, 2007	4
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Article 2: License Fee and the Clinical Trial

2.1	In consideration for VGN granting exclusive rights to the patents, trademark and know-how related to the Product to SOI for the express purposes of marketing, selling and distributing the Product in the Territory under the terms and conditions herein, SOI shall pay to VGN a License Fee in accordance with Exhibit 1.

2.2	In lieu of making any additional milestone payments to VGN, SOI hereby agrees to manage, support and fund in part the Clinical Trial, as set out in Exhibit 1, in high-risk melanoma patients according to the protocol agreed upon by the Parties and the Swedish regulatory authorities (specifically the Medicinal Products Agency (MPA). SOI shall begin patient enrollment for the Clinical Trial as soon as reasonably possible after the Effective Date of this Agreement.

2.3	SOI hereby acknowledges that VGN has made a written commitment to the MPA that the Clinical Trial will be conducted and reported in the Registration Dossier for the Product. SOI agrees to ensure that the conduct of this trial is in accordance with Good Clinical Practices, the requirements of the EMEA and the MPA and all other pertinent regulations and guidelines that apply within the EU in relation to the conduct of human clinical trials.

2.4	VGN shall part-support the Clinical Trial as stipulated in Exhibit 1.

2.5	The Clinical Trial data shall be provided to VGN in a form suitable for submission to the MPA and the EU regulatory authorities as an update to the Registration Dossier (all raw data). The Clinical Trial data shall be owned by VGN, but licensed to SOI without any further payment or monetary consideration to VGN other than that contemplated in this Agreement.

2.6	SOI hereby acknowledges that VGN has agreed to the conduct of the Clinical Trial in a formal commitment to the MPA in Sweden. This Agreement confers control of the Clinical Trial to SOI, but it is SOI’s responsibility to conduct the Clinical Trial in accordance to the relevant provisions detailed in this Agreement and specifically in this Article 2. Any material failure in the appropriate conduct of the Clinical Trial that directly causes the Clinical Trial to be inappropriate for the requirements of the regulatory authorities in the Countries within the Territory, and which material failure is the responsibility of either Party or its employees, its agents, its consultants or its contractors due to negligence or misconduct will be considered by the other Party to be a material breach of this Agreement.

Article 3: Application for Registration

3.1	VGN shall provide, to SOI at no extra cost, a complete and ready-for-submission Registration Dossier, as soon as possible following Swedish approval of the Filled Product and after completing all other preparations for MRP. All documents provided to SOI by VGN, including the Registration Dossier approved by the Swedish Authorities are accurate and correct and no document contains any untrue statement of a relevant fact.

April 16th, 2007	5
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

3.2	The Parties will cooperate with one another to identify the applicable Countries within the Territory to be included in the initial registration process. The registration application shall include the Approved Indications for the Product in Sweden, as of the Effective Date, with a focus on the first-line adjuvant treatment of malignant melanoma.

3.3	VGN shall be responsible for the creation and maintenance of the Registration Dossier, including all clinical trial protocols and reports, any variations or modifications and for maintaining its facilities, processes and documentation in compliance with the applicable regulations at its own expense.

3.4	SOI shall be responsible for filing the Registration Dossier with the Registration Authorities on as timely a basis as possible following Swedish approval of the pre-filled syringe application.

3.5	VGN will be responsible for all costs and expenses in relation to the Market Authorization Application(s) for the Product filed by SOI including regulatory costs such as application fees, annual fees and catalogue fees, fees for variation applications and eventual maintenance fees. SOI is responsible for maintaining the Market Authorization(s) once obtained for the Product in any Country in the Territory in accordance with all applicable laws, rules and regulations during the Term of this Agreement. VGN will reimburse SOI for all direct out-of-pocket costs, including translations of Product Information into all applicable languages provided that such costs shall not include any overhead or general and administrative costs of SOI.

3.6	SOI shall notify VGN of any communications it receives from the Registration Authorities and VGN shall be responsible for creating responses to any questions from the Registration Authorities. SOI shall be responsible for submission of the responses, including the submission of any documentation that may be required, as provided by VGN.

3.7	Upon receipt of invoices from the Registration Authorities pertaining to the initial MRP application, all subsequent variations and updates to the Registration Dossier, SOI will provide copies of such invoices to VGN along with its own invoice for payment. VGN shall pay such invoices within thirty (30) days of receipt.

3.8	SOI shall be responsible for any named patient service related to the Product in the Territory at its own expense and in accordance with the applicable laws and regulations.

Article 4: Market Authorization

4.1	The Marketing Authorization for each Country in the Territory shall be held by [*].

4.2	Upon receipt of Market Authorization, SOI shall notify VGN immediately in writing and provide copies of any and all documentation specifying the approval.

4.3	SOI and VGN will cooperate with one another on the development and issuance of a joint press release to announce this important milestone to the public and respective stockholders.

April 16th, 2007	6
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

4.4	SOI shall be responsible for communicating with each Country’s reimbursement agency and for securing reimbursement authorization, where required. VGN shall assist SOI in the reimbursement application process by providing all available information with which it has secured reimbursement authorization in Sweden. Upon receipt of written confirmation of reimbursement authorizations, SOI shall provide copies of such authorization to VGN within three (3) days of receipt.

4.5	VGN will acknowledge receipt of notification of reimbursement authorization in writing to SOI within three (3) days of receipt.

4.6	SOI will determine and communicate to VGN its desired date to officially initiate the market launch of the Product in each Country in the Territory.

4.7	VGN will confirm its ability to provide suitable quantities of Product prior to the intended launch date, or will work with SOI to determine an alternate date that is most suitable. VGN will take all reasonable steps within its control to ensure that it supplies Product according to SOI’s desired launch date.

Article 5: Market Analysis/Activity Plans

5.1	SOI has prepared a preliminary market analysis for the Territory indicating that there is sufficient economic viability to warrant the process of developing, selling, marketing and distributing the Product.

5.2	SOI agrees to conduct periodic market analyses in the Territory and to report the same to VGN, in a form and on a schedule mutually agreeable to the Parties, in support of the Product throughout the Term of this Agreement, and shall conduct these market analyses no less frequently than annually following market launch. Periodic market analyses shall be used to update the Activity Plan and the Annual Product Forecast.

5.3	At a frequency to be mutually agreed by the Parties, but not less than once per calendar year, including any initial partial calendar year, SOI shall submit to VGN for its review, the Activity plan(s) for the Territory.

5.4	VGN shall provide comments and recommendations for modifications to the Activity Plans no later than ten (10) calendar days from the date of receipt.

5.5	SOI shall review VGN’s comments and recommendations for changes to Activity Plans and shall endeavor to integrate VGN’s recommendations to the extent reasonable to meet the Annual Product Forecast. SOI shall be responsible for executing the Activity Plan(s).

5.6	VGN shall have prior approval authority for certain aspects of any Activity Plan, which shall include;

5.6.1	Market Positioning

5.6.2	Sales claims

April 16th, 2007	7
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

5.6.3	Use of Licensed Marks

5.6.4	Design of labeling and packaging (with respect to physical parameters only, to ensure appropriateness with approved manufacturing processes and compliance with the Registration).

5.7	Following market launch in each Country within the Territory, SOI shall report to VGN within 30 days of the end of each calendar quarter throughout the Term, excluding any initial partial quarter, the wholesaler invoiced sales during the quarter, any and all deductions that apply, the Net Sales during the quarter, its adherence to the Activity Plan(s), its progress in effecting the Activity Plan and any deviations from the Activity Plan(s) in the Territory.

5.8	[ * ]

5.9	The Activity Plan(s) for the Territory shall be reviewed and updated at least every twelve (12) months by SOI, whereby SOI shall submit updates to VGN and VGN shall have ten (10) calendar days to provide comments and recommendations for changes to SOI, in accordance with Article 5.4 and 5.5.

Article 6: Annual Product Forecasts

6.1	As soon as possible after receipt of the reimbursement authorization for the Product in each Country, where required, or for Countries where such approval is not required, and at least sixty (60) days prior to market launch of the Product, SOI will submit to VGN its first Annual Product Forecast and its first PO for the Product, for the Country in question. As other Countries are approved for reimbursement, these will be added to the Annual Product Forecast through revisions. The Parties may agree to consolidate groups of Countries into regions for the purpose of creating and updating the Annual Product Forecast.

6.2	The Annual Product Forecast will represent SOI’s best estimate, to its reasonable knowledge, of the quantities of Product it expects to order from VGN during the subsequent 12-month period, expressed on a calendar quarter basis, and for each Country in the Territory. Where more than one Country allows several languages on the labeling and packaging materials, these Countries may be grouped together with respect to the Annual Product Forecast.

6.2.1	The Parties agree to cooperate with one another in an effort to limit the number of product packaging presentations required under the MRP approval.

6.3	The Annual Product Forecast shall be expressed in SKUs, with one SKU representing one printed carton holding six (6) pre-filled syringes containing 0.5 mL of Multiferon®, 6 MIU per mL.

6.4	The Annual Product Forecast shall be in a format mutually agreeable to the Parties and shall be communicated via hard copy, via electronic mail, or via facsimile to VGN at its ViraNative, AB facility in Umeå, Sweden. ViraNative shall confirm receipt of the Annual Product Forecast in writing to SOI along with any questions or comments within ten (10) calendar days of receipt.

April 16th, 2007	8
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

6.5	No later than thirty (30) calendar days prior to the end of each subsequent calendar quarter, SOI will update the Annual Product Forecast and submit the update to VGN. These quarterly updates are intended to provide SOI with the opportunity to regularly communicate changes in demand for the Product and to provide VGN with as much prior notice as possible that changes in manufacturing schedules may be necessary.

6.6	In the event SOI becomes aware of significant and immediate market dynamics that cause it to believe that a change in the Annual Product Forecast should be urgently communicated to VGN, SOI may submit a non-scheduled, updated Annual Product Forecast at its own discretion and to which VGN will respond on a timely basis in the spirit of cooperation.

6.7	It is understood by the Parties that the minimum sales quantities agreed as per Article 7.3, will take parallel import volumes into account and SOI will not be penalized for failing to sell the agreed volume where that part of the sales generated is parallel imported from another country.

6.8	VGN will use commercially reasonable efforts to maintain sufficient manufacturing capacity to supply SOI with its requirements according to the Annual Product Forecast and updates thereto. In order to ensure SOI has adequate inventory to fulfill its Annual Product Forecasts, frequent communications are desirable.

Article 7: Orders and Delivery of Products

7.1	No later than thirty (30) calendar days before the beginning of each calendar quarter, beginning on or prior to the anticipated date of reimbursement authorization in each Country where required, or upon Market Authorization in Countries where reimbursement authorization is not required, and continuing throughout the Term of this Agreement, SOI will submit a PO to VGN at the ViraNative AB subsidiary location in Umeå, Sweden, specifying the quantities of Product it will require for the subsequent calendar quarter, and will specify the Delivery Date(s) for quantities ordered. VGN will confirm receipt and acceptance of all POs in writing as soon as possible, but within five (5) days of receipt.

7.2	VGN will schedule its manufacturing capacity in order to meet the quantities specified in the Annual Product Forecast provided by SOI. In the event the quantities projected cannot be delivered by VGN, for any reason, VGN shall meet with SOI to discuss alternative plans for increasing manufacturing capacity so that SOI may receive the quantities of Product necessary to meet its customer demand. In general, VGN requires sixty (60) days to produce one batch of Product.

7.2.1	In the event VGN confirms receipt of a PO and fails to ship quantities within 60 days of the dates stated in the PO (or such later date as agreed between the Parties excluding reasons of Force Majeure as further defined in Article 21), VGN shall be assessed a late-delivery penalty.

April 16th, 2007	9
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

7.2.2	The late-delivery penalty shall be one percent (1%) off the total invoice price for every calendar day a shipment exceeds the 60-day expectation, provided that the aggregate value of such penalty shall not exceed the total invoice price.

7.3	Excluding the first calendar year, or the first partial calendar year, every calendar year the Parties agree to meet and negotiate in good faith, minimum purchase quantities for the Product.

7.4	Once a PO is confirmed as received by VGN, such PO is binding and SOI may not change or cancel that PO for any reason, except in the case of any material breach of this Agreement by VGN and as stipulated in Article 8.11.5.

7.5	VGN may not cancel any confirmed PO received from SOI, except in the case of any material breach of this Agreement by SOI.

7.6	The Purchase Price for the Product will be that price in effect on the date each quantity is shipped from VGN and as specified in Exhibit 1 and in Amendments thereto.

7.7	SOI, at its sole discretion, will select a carrier for temperature-controlled transport of Product to its distribution warehouse(s) from VGN’s manufacturing site in Umeå, Sweden. Title to Product will pass to SOI at the time the Product is delivered to the carrier on the Shipment Date.

7.8	SOI will be responsible for payment of all transport costs, including export/import fees, duties, taxes, insurance, and any other costs necessary to transport the Product from VGN’s manufacturing site in Umeå, Sweden.

7.9	Product manufactured by VGN is temperature-sensitive and is labeled with temperature storage requirements, in accordance with the Marketing Authorization. SOI acknowledges this fact and will take this into account when selecting and contracting with a carrier so that Product handled by that carrier is not adulterated via improper storage and shipping conditions with respect to temperature controls. VGN shall not be liable for any damage to Product, concealed or otherwise, that is due to handling, storage or shipping conditions by the carrier selected by SOI.

7.10	VGN shall include with each shipment, and for each Product Lot Number, a document specifying that the subject product has been manufactured and released in accordance with the relevant Marketing Authorization and meets the Product Specifications as directed by the Technical Agreement. Such document shall be in a format mutually agreed upon by the respective Parties’ quality control or quality assurance staff, and in compliance with the Marketing Authorization.

April 16th, 2007	10
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

7.11	VGN shall retain samples from each Product Lot Number for its own purposes and for any stability studies that may be required by the Registration Authorities.

7.12	VGN will schedule its manufacturing capacity in order to meet the quantities specified in the Annual Product Forecast and revisions thereto. Provided VGN has a minimum of 180 days prior notice, VGN will be able to deliver those quantities forecasted to be ordered by SOI. Timely communications from SOI with respect to changes in the Annual Product Forecast will be critical to ensuring supply in the event of significant unit volume increases.

7.13	[ * ]

Article 8: Inspection

8.1	SOI and VGN shall each have the right to inspect the other’s facilities, including manufacturing sites, warehouses, distribution centers, laboratories and other areas that are pertinent to the performance of this Agreement, as detailed in the Technical Agreement.

8.1.1	Each Party shall provide sufficient notice of its intent to conduct facility inspections at least sixty (60) days prior to the intended inspection date.

8.1.2	Facility inspections may be carried out only during normal operating hours and on normal operating days for each facility and for each geographic location.

8.1.3	The Parties agree to follow the respective standard operating procedures in effect at the facilities which to be inspected, with respect to escorts, requests for documents and any other aspects pertaining to facility inspections that may be in effect or revised from time to time. No photographs or films of any type shall be permitted of the respective facilities.

8.1.4	Upon completion of any such inspection, the Parties shall meet to discuss any relevant findings from such inspections.

8.1.5	In the event any documented report is generated as the result of facility inspection, each Party will ensure that the other party receives a full and complete copy of such documentation for its records and shall ensure such documentation is conspicuously marked as “Confidential”.

8.2	SOI, at its sole discretion, may elect to inspect, or have inspected, any shipment of Product from VGN, within 30 days of receipt, to determine compliance with the Product Specifications.

8.3	SOI shall ensure that any such inspection is in accordance with the methods and procedures of analysis that are approved in the Registration Dossier for the Territory for visual inspections, if any.

April 16th, 2007	11
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

8.4	SOI will notify VGN in writing of inspection results that meet Product Specifications, for each Product Lot Number it receives, should it elect to inspect such Product.

8.5	In the event that SOI determines as a result of such visual inspection that any shipment of Product fails to meet the Product Specifications, excluding any failure that could be assigned to the storage, handling or delivery by the carrier, SOI will as soon as reasonably practicable notify VGN in writing. VGN will cooperate with SOI to confirm and determine the cause of the alleged specification failure. If SOI subsequently becomes aware of any defect in the Product it shall notify VGN thereof as soon as reasonably practicable.

8.6	SOI agrees to provide representative samples of what it believes to be defective Product to VGN for the purposes of confirmatory inspection by VGN. VGN shall ensure that any such inspection is in accordance with the methods and procedures of analysis that are approved in the Registration Dossier for the Territory.

8.6.1	In the event VGN confirms the failure and determines that it is responsible for the failure, then VGN will replace the shipment of Product to SOI at the earliest possible date at no additional charge to SOI, including direct costs of Product, freight, duty, taxes, that SOI has already paid for the initial shipment.

8.6.2	In the event SOI determines the failure to be its responsibility or the responsibility of the carrier, SOI shall be responsible for any and all direct costs associated with the testing and disposition of the subject Product.

8.7	If VGN cannot confirm the alleged specification failure, then the parties agree to have the Product inspected by a mutually agreeable independent third party.

8.8	SOI agrees to provide additional samples as may be necessary for the third party to conduct the necessary inspection.

8.9	The Parties agree that the results of the independent third party, excluding the event of manifest error, shall be final and binding.

8.10	In the event that SOI is found to be in error in determining the specification failure, SOI shall accept the independent third party inspection for the purposes of documenting the inspection and releasing the subject Product for sale in the Territory. In this event, SOI agrees to reimburse VGN for its costs of inspection and to pay the independent third party inspection costs.

8.11	In the event that VGN is found to be in error, VGN agrees to reimburse SOI for its costs of inspection and to pay the independent third party inspection costs.

8.11.1	VGN will replace the subject Product at no cost to SOI, including all direct costs associated with shipment and delivery, including duties and taxes that would otherwise have been paid by SOI, provided that SOI has already paid for the original shipment. The Parties will cooperate with one another on the best manner in which to pay these costs.

April 16th, 2007	12
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

8.11.2	VGN will not accept any returns of Product for any reason. VGN agrees to reimburse SOI for necessary costs of destruction of Product which fail to meet the Product Specifications or which may be recalled due to the fault of VGN, and when destroyed in a manner consistent with VGN’s prevailing procedures or as mutually agreed by the Parties, according to local law. SOI will provide copies of the destruction records, and charges, to VGN on a timely basis. Any and all other Product returns are the responsibility of SOI.

8.11.3	VGN will use its best efforts to replace Product confirmed to fail the Product Specifications at the earliest possible date to provide SOI with supply.

8.11.4	Neither VGN nor SOI shall be liable to one another for any lost sales or lost sales opportunity for any reason.

8.11.5	SOI shall be permitted to make revisions to the Annual Product Forecast and any outstanding POs due to the inventory effects of non-conforming Product.

8.12	SOI undertakes not to sell any Product that is determined as being in any way defective or which fails to meet the Product Specifications.

Article 9: Purchase Price and Payment

9.1	The Purchase Price for Product to be sold in the Territory is shown in Exhibit 1 to this Agreement and Amendments thereto.

9.2	Payment for Product ordered by SOI and delivered by VGN is due in full within sixty (60) days of shipment of Product from VGN’s manufacturing site (the Shipment Date). On the Shipment Date, VGN shall submit to SOI with the shipment an invoice for payment via electronic mail or facsimile.

9.3	SOI shall pay the full amount, in EUROS, on each invoice to VGN by wire transfer.

9.4	For any invoice against which SOI fails to pay the full amount within the 60-day period, a late-payment penalty shall be assessed beginning on day 61. The late-payment penalty shall be one percent (1%) of the total invoice amount for each day beyond the 60th day, provided that the aggregate value of such penalty shall not exceed the total invoice price.

9.5	Within thirty (30) calendar days after the end of each calendar quarter throughout the Term of this Agreement, SOI shall report to VGN the wholesaler invoiced sales for the Product for the previous calendar quarter and all deductions from these gross invoiced sales to result in the Net Sales, defined in Article 1.18, for the calendar quarter. This report shall be on a Country-by-Country basis either in local currency or converted to euros.

April 16th, 2007	13
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

9.5.1	If converted to euros, the exchange rate published in the edition of the Financial Times published on the last Friday in the quarter accounted for shall apply and be specified in the report.

9.5.2	[ * ]

9.5.2.1	[ * ]

9.5.2.2	[ * ]

9.5.2.3	[ * ]

9.5.2.4	[ * ]

9.5.2.5	[ * ]

9.6	Upon receipt of the quarterly sales report from SOI, VGN shall review the calculations of the Net Sales amounts reported by SOI and within ten (10) calendar days shall submit an invoice to SOI for payment of royalty amounts due.

9.6.1	VGN’s review of calculations of Net Sales will consist of verification of SOI’s calculations as well as monitoring for trends in deductions and shall not convey any approval or acceptance of the raw figures reported by SOI. In the event VGN disagrees with the calculation of Net Sales for any reason, SOI agrees to provide VGN or it’s appointed independent accountants access to its books and records for the Product for the express purpose of confirming the accuracy in reporting of gross sales as well as the validity of all deductions.

9.6.2	In the event VGN or its independent accountant detects an error in the reporting of any sales information, VGN shall immediately notify SOI and shall provide all supportive data and information and the Parties shall meet and negotiate a resolution to any disparities within 15 calendar days of said notification.

9.6.3	In the event an error in the reporting of any sales information was committed by SOI, in the form of over payment to VGN, equal to or greater than 10% VGN shall compensate SOI in the form of a reduction in future purchase price of the Product in an identical amount of the over payment. In the event an error in the reporting of any sales information was committed by SOI, which is equal to or greater than 10% in the form of under payment to VGN, this shall be paid immediately by SOI to VGN.

April 16th, 2007	14
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Article 10: Selling, Marketing and Distribution

10.1	SOI agrees to use reasonable commercial efforts, customary in the trade, to market, sell and distribute the Product in order to maximize market penetration in the Territory and to achieve or exceed the Annual Product Forecast.

10.2	For the duration of this Agreement SOI agrees to purchase the Product exclusively from VGN and not to market, sell or distribute in the Territory competing products containing any form of alpha interferon.

10.3	SOI shall negotiate market pricing for the Product in each Country in the Territory. Viragen shall be responsible for negotiation of market pricing for the Product in those countries within the European Economic Area for which VGN has existing agreements, but outside the Territory.

10.4	[ * ]

10.5	SOI hereby agrees neither to market the Product outside the Territory nor to actively solicit orders for the Product from any persons or entities outside the Territory.

10.6	Notwithstanding clause 14.5, SOI shall not cause any Product purchased from VGN to be distributed to countries outside the European Economic Area (being the member states of the EU and Norway, Iceland and Leichtenstein). In the event SOI determines by any means that the Product is or is likely to be distributed outside the EEA, SOI will immediately notify VGN and the Parties will mutually determine the most appropriate course of action to bring such unauthorized distribution to a halt.

10.7	SOI will sell, market and distribute the Product in complete compliance with all applicable local laws and regulations that pertain to prescription products, and will not sublicense its rights to the Product to any third parties. SOI will take all necessary actions to ensure that its selling, marketing and distribution practices are in compliance with local or Territorial regulations pertaining to Foreign Corrupt Practices.

10.8	SOI shall be responsible for all advertising and promotional materials in accordance with this Agreement and prevailing regulations in each Country in the Territory.

10.9	Product will be marketed using the Licensed Marks established by VGN. VGN shall be solely responsible for registering and maintaining its brand names, designs, trademarks and copyrights according to local and international laws and regulations, and at its own expense.

10.10	Where permitted, promotional materials shall include both VGN (or ViraNative AB) and SOI information. Labeling and packaging printing shall include any information required by local authorities under the Registration and Market Authorization.

April 16th, 2007	15
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

10.11	VGN will provide assistance to SOI on a reasonable basis and at its own expense, for training of sales and marketing personnel with respect to Product features, benefits and attributes that are in VGN’s possession and that are in the English language. VGN shall also make available to SOI its consultants and advisory clinicians to assist in developing the marketing and promotional materials, to the extent necessary and feasible, under VGN’s consulting agreements with such third parties.

10.12	[ * ]

Article 11: Product Improvements, Research and Development

11.1	This Agreement contemplates SOI marketing the Product for the Approved Indications. In the event that either or both Parties decide to develop Product Improvements in the Territory, the provisions of this Article 11 shall govern the use of Product Improvements.

11.2	VGN shall have the right, at its sole discretion, to conduct research and/or development studies on the Product at its own costs and for any purpose. If preclinical data indicate benefits of Multiferon in a new indication and SOI, at its sole discretion, agrees to take part in the development, VGN and SOI will share the total development cost (which shall include the already invested amount by VGN into the pre-clinical studies relevant for the new indication), according to the financial split of revenue which is the result of this Agreement. VGN shall notify SOI of any research and development studies it plans to conduct on the Product in advance of initiating such studies and SOI shall have the right to participate in development studies, with written notification to VGN within thirty (30) calendar days following notification from VGN, under the following conditions:

11.2.1	In the event that SOI notifies VGN of its decision to decline to participate in development and registration of a Product Improvement, including the conduct of any human clinical trials, VGN is free to license this Product Improvement to any third party of its choosing, which may include SOI, but under terms and conditions to be negotiated as a separate License Agreement. For avoidance of doubt, SOI’s right to participate as described in this Article 11 shall not be construed as a first right of refusal. In the event VGN licenses the Product Improvement to a third party, within the Territory, that “product” shall not be allowed to use the brand name “Multiferon®” or any other trademark or copyright licensed to SOI under this Agreement.

11.2.2	In the event that SOI decides to participate in development of a Product Improvement, as stipulated in Article 11.2, then SOI shall have the exclusive rights to this Product Improvement under the terms and conditions of this Agreement without any additional license fee. However, in the event this Product Improvement includes a change to the dosage, dosage form or delivery system, the Parties acknowledge that a change may be necessary in the Purchase Price and Royalty provisions, which will be mutually agreed upon by the Parties.

11.3	In the event that any Product Improvement is required by Registration Authorities in the Territory in order to maintain the approval status for the Product, VGN shall be responsible for development, Registration and costs of such Product Improvement and SOI shall have the exclusive rights to this Product Improvement under the terms and conditions of this Agreement.

April 16th, 2007	16
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Article 12: Customer Complaints, Adverse Events and Product Recalls

NOTE.	For detailed requirements on Customer Complaints and Adverse Events, refer to the Safety Agreement between the Parties.

12.1	With the exception of a Product Recall action, further defined in this Article 12, SOI is solely responsible for documenting, tracking, investigating and handling all customer complaints in the Territory at its own cost.

12.2	In the event that a serious Product defect or any unexpected and life-threatening patient adverse reaction arises, the Parties agree immediately notify each other and to cooperate to determine the appropriate actions in accordance with the Safety Agreement.

12.3	The Parties will consider the Registration Authorities’ requirements in each affected Country within the Territory when making decisions on Product Recalls.

12.4	In the event that the Parties agree that a Product Recall is necessary, SOI shall control and be responsible for all necessary local actions to affect the Product Recall. SOI shall be responsible for all local costs associated with effecting and reporting Product Recall actions.

12.5	VGN shall be responsible for coordination, with assistance of SOI, in the investigation of the cause of the Product Recall and identifying appropriate corrective actions, where identifiable, to permit SOI to continue selling, marketing and distributing the Product in the Territory.

12.6	In the event the investigation identifies that VGN is at fault for the Product Recall, VGN shall reimburse SOI for all costs associated with the Product Recall, including cost of goods recalled, shipping costs for returns from customers, notification costs and all other costs that are reasonable, customary and direct in nature. VGN shall not be liable to SOI for lost sales or lost sales opportunity as a result of a Product Recall.

12.7	In the event the investigation identifies that SOI is at fault for the Product Recall, SOI shall be responsible for all costs associated with the Product Recall, including the purchase of replacement product and all customer costs associated with the Product Recall, as is customary in the trade/business in the Territory.

Article 13: Public Disclosure

13.1	Neither Party to this Agreement shall make any disclosure to the public, to stockholders or to other parties that may be expected to be disclosed to the public without the express written consent of the other Party.

April 16th, 2007	17
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

13.2	Any press release naming the Parties to this Agreement, or using the Licensed Marks and disclosing any information pertaining to the Agreement itself, must be approved prior to issuance by both Parties and in writing. For the avoidance of doubt this shall not include local promotional announcements as may be disseminated in the individual Countries of the Territory, nor does this apply to general promotional activities conducted in the normal course of marketing the product for sale.

13.3	In the event that either Party is compelled by local laws or regulations to disclose information about this Agreement in such a manner as would be likely viewed as a public disclosure by the other Party, the disclosing Party must immediately notify the other Party so that the non-disclosing Party may take any permissible and necessary actions to preclude the disclosure to the extent possible.

13.4	These restrictions on disclosure do not apply to compliance with local laws and regulations which may mandate the naming of VGN as the manufacturer of Products in order to submit Registrations and achieve Market Authorizations or any other similar compliance matters. Both parties acknowledge that this Agreement or portion thereof may be disclosed as required by law, including but not limited to, the requirements of the United States Securities and Exchange Commission.

Article 14: Term and Termination

14.1	This Agreement shall become effective on the Effective Date, and in the case of Amendments, on the date last signed by the Parties thereto.

14.2	The Term of this Agreement shall be for not less than the date falling 10 years from the Product launch date in the last-to-launch Country in the Territory, or an extended time period as may be mutually agreed in writing by the Parties hereto.

14.3	SOI may terminate this Agreement upon ninety (90) days prior notice to VGN in the event of either of the following conditions:

14.3.1	In the event that VGN is found to be in material breach of this Agreement and fails to cure such breach within 90 days of receipt of written notification from SOI;

14.3.2	In the event that VGN is unable to supply Product within the time set out herein excluding reasons of Force Majeure;

14.3.3	In the event that VGN becomes the subject of regulatory action from any regulatory authority that causes an interruption in the manufacturing or supply of Products to SOI in excess of 90 days;

14.3.4	In the event that VGN declares insolvency, bankruptcy or otherwise ceases its business activities;

April 16th, 2007	18
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

14.3.5	In the event the applicant for the Marketing Authorization fails to gain approval for the Product in any Country within the Territory, this country may be excluded or the agreement for the whole Territory terminated.

14.4	VGN may terminate this Agreement upon 90 days prior notice to SOI in the event of either of the following conditions:

14.4.1	In the event that SOI is found to be in material breach of this Agreement and fails to cure such breach within 90 days of receipt of written notification from VGN;

14.4.2	In the event that SOI is unable, for any reason, to achieve sales in a Country within the Territory within six (6) months after being authorized to do so (either Market Authorization or reimbursement authorization or both, as may be required in individual Countries);

14.4.4	In the event of the failure by SOI to make payments to VGN, in accordance with this Agreement, its Exhibits and its Amendments and fails to cure such breach within 90 days of receipt of written notification from VGN;

14.4.5	In the event of any material failure in the appropriate conduct of the Clinical Trial that is the responsibility of SOI, its employees, its agents, its consultants or its contractors, as per Articles 2.2 and 2.3 of this Agreement.

14.4.6	In the event that SOI fails to adhere to or to execute the Activity Plan for the Product, as per Article 5.8 of this Agreement, VGN may terminate this Agreement with ninety (90) days written notice to SOI, provided SOI has not cured such failure within said 90-day period, where such cure may include SOI purchasing an amount of Product so that the required percentage of the Annual Product Forecast is achieved within said 90-day period.

14.4.7	In the event of failure by SOI to comply with local laws and regulations in such a manner that prevents the selling, marketing and distribution of Products in the Territory;

14.4.8	In the event that SOI declares insolvency, bankruptcy or otherwise ceases its business activities;

14.4.9	In the event that all or a portion of the business of SOI, that pertains to the Product licensed from VGN, is acquired by or otherwise transferred to a third party that VGN finds objectionable on a competitive basis.

14.5

Effects of Termination, whether for the entire Territory defined by this Agreement, its Exhibits and its Amendments, or for an individual Country within the Territory, shall be as agreed upon by the parties to their mutual benefit, with the exception of the rights to the Product. In the event of termination by either party and for any reason, the rights to the Product shall

April 16th, 2007	19
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

reside with VGN, and VGN shall be free of any encumbrance to utilize its rights to the Product to its own benefit, in its sole discretion. SOI shall return the Market Authorization for each Country in the Territory to VGN, completing required documentation and providing this to VGN within thirty (30) days of the termination date. Any fees associated with transfer of Market Authorizations shall be the responsibility of VGN. SOI shall have the right to sell its remaining inventory to its customers in the Territory, which right shall expire twelve (12) months from the date of termination of this Agreement.

14.5.1	Upon termination by either party in accordance with this Agreement, the respective parties reserve all rights afforded to them under prevailing law.

Article 15: Representations and Warranties

15.1	Each Party to this Agreement hereby represents and warrants that it has the authority to enter into this Agreement and to execute its responsibilities as contemplated and specifically stated in this Agreement and that in doing so it will not be in violation of any local laws, regulations or its own bylaws of incorporation.

15.1.1	Neither Party is aware of any circumstance that would limit or restrict the conduct of the activities contemplated under this Agreement.

15.2	VGN and its Affiliates and Subsidiaries have conducted their business at all times in accordance with and have complied with applicable national laws and regulations relating to their business as it relates to the development, marketing, selling or use of the Product and as it relates to the execution of and its obligations under this Agreement.

15.3	VGN hereby represents and warrants that the Product it sells to SOI shall, at the time of consignment to the carrier selected by SOI meet all the applicable and approved Product Specifications throughout the labeled expiry date.

15.4	SOI and its Affiliates and Subsidiaries have conducted their business at all times in accordance with and have complied with applicable national laws and regulations relating to their business as it relates to the execution of and its obligations under, this Agreement.

15.5	SOI hereby represents and warrants to VGN that it will ship, store, sell, market and distribute the Product in accordance with all local laws and regulations and in accordance with the Marketing Plan(s) and will not cause any such Product to become adulterated or defective as a result of negligence on the part of SOI.

15.6	SOI hereby represents and warrants that it will market the Product in an ethical manner so as to properly position the Product among the competition in the Territory and will not market the Product as a “loss leader” among its other products or among existing competitive products, but will actively and continuously promote the features and benefits of the Product in order to achieve or exceed the Annual Product Forecasts.

April 16th, 2007	20
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

15.7	The Parties make no other representations and warranties to one another under this Agreement.

Article 16: Indemnification

16.1	VGN shall hold harmless SOI, its affiliates, officers, directors and its employees and shall indemnify same with respect of all claims, liabilities, costs, damages and expenses (including reasonable attorney’s fees and expenses) arising from any act of VGN in the performance of its obligations under this Agreement, including any claims in respect of personal injury or death as a result of use of a Product.

16.2	SOI shall hold harmless VGN, its affiliates, officers, directors and its employees and shall indemnify same with respect of all claims, liabilities, costs, damages and expenses (including reasonable attorney’s fees and expenses) arising from any act of SOI in the performance of its obligations under this Agreement related to transportation, storage, distribution, medical information, pharmacovigilance and marketing.

16.3	To VGN’s knowledge, there is no investigation pending or threatened with respect to VGN or its Affiliates and Subsidiaries or their respective business in respect of the Market Authorization and the Product by any governmental agency or authority.

16.4	To SOI’s knowledge, there is no controversy or investigation pending or threatened with respect to SOI or its Affiliates and Subsidiaries or their respective business, which would affect its performance or obligations under this Agreement, by any governmental agency or authority.

Article 17: Insurance

17.1	VGN shall effect and maintain in force a policy of Product Liability insurance with a reputable product liability insurance company in the sum of US$10,000,000 for any one claim and for each claim against any damages, liabilities, claims and costs arising from any of the causes events or circumstances referred to in Article 16.1, and shall name SOI as an “additional insured”. VGN shall provide SOI with evidence of this policy in documented form within 60 days of the Effective Date. Furthermore the policy will include an endorsement thereon that the carrier will not cancel the policy for any reason whatsoever without first giving VGN not less than thirty days’ notice in writing of its intention to cancel the policy.

Article 18: Assignment

18.1	This Agreement may not be assigned by either Party to any third party without the express written consent of the other Party, except to the successors of all or that portion of the business of SOI or VGN that are the subject of this Agreement. However, for the avoidance of doubt, it is permitted that each party may be allowed to assign this Agreement to its Affiliates or Subsidiaries, as long as the other party is notified of such intention to assign, at least three months prior to the assignment.

April 16th, 2007	21
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Article 19: Confidentiality

19.1	The Parties hereto acknowledge that the execution of this Agreement will require the disclosure by each Party of certain Confidential Information, whether before, on or after the Effective Date. Such Confidential Information may be in written, oral or electronic form and may or may not be conspicuously marked as “Confidential”. Therefore the Parties hereby agree,

19.1.1	To keep the other Party’s Confidential Information confidential at all times and to ensure that its agents, representatives, employees and sub licensees who may have access to the Confidential Information are likewise restricted as to their disclosure of such information;

19.1.2	To only disclose Confidential Information to permitted sub licensees or respective responsible employees or contractors who are directly involved in the Licensed Use of the Product and need to know same for performance of their duties;

19.1.3	Ensure that Confidential Information of the other Party is protected to the same degree that it would protect its own Confidential Information.

19.2	In the event that a Party is required by law or government regulations to disclose Confidential Information of the other Party, it shall promptly notify the other party of the requirement, use reasonable efforts to limit such disclosure and permit the other Party to attempt to limit the disclosure by appropriate and valid means. No such disclosure shall be made without prior notification to the other Party.

19.3	Nothing in this Agreement shall prohibit either party from complying fully with all requirements of the Securities and Exchange Commission (SEC), or equivalent international body or agency. Wherever possible, the disclosing party shall take all precautions possible, including the redaction of Confidential Information, or portions thereof, so as to protect the interests of the other Party to the extent permitted by law.

19.4	These provisions of Confidentiality shall remain in effect from the Effective Date, throughout the Term of this Agreement for each Territory, and shall remain in effect for not less than five (5) years following the expiration or termination of this Agreement.

Article 20: Patents, Trademarks and Copyrights

20.1	VGN confirms that it owns and controls the rights to the patents, trademarks and copyrights, including applications for such rights, pertaining to the Product that are the subject of this Agreement (attached hereto as Exhibits, and as may be amended from time to time). VGN shall, throughout the Term of this Agreement, maintain all patents, trademarks and copyrights at its own expense. VGN shall notify SOI of any plans to make application for any new patents, trademarks and copyrights related specifically to the Product, the application for and granting thereof which shall be incorporated into this Agreement by Amendment.

April 16th, 2007	22
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

20.2	VGN has not received written notification that legal proceedings have been commenced, or are expected to be commenced, in which there may be assertions of infringement by VGN, of the patents, trademarks or copyrights pertaining to the Product, of any third party;

20.3	VGN has not received any notification that legal proceedings have been commenced, or are about to be commenced, by any third party in which the validity of any of the patents, trademarks or copyrights pertaining to the Product owned by VGN, are challenged;

20.4	VGN confirms that it has not licensed any rights to any third party for the use of patents, trademarks or copyrights pertaining specifically to the Product in the Territory that are the subject of this Agreement, nor will it do so throughout the Term of this Agreement.

20.5	In the event, during the Term of this Agreement, either party becomes aware of any action by a third party alleging infringement, invalidity or inapplicability of VGN patents, trademarks or copyrights pertaining to the Product, the other Party shall be notified in writing. VGN shall have the right to defend its patents, trademarks and copyrights, at its own costs, and shall control such defense.

20.5.1	In the event that VGN elects not to defend its patents, trademarks or copyrights in any Territory, then SOI shall have the right to conduct and control its own defense, as permitted by local laws and regulations. VGN shall cooperate with such defense, but shall not be responsible for any associated expenses.

20.5.2	Any award granted in the defense of patents, trademarks or copyrights shall be made to the party who pays for the defense.

20.5.3	In certain situations, the Parties may elect to jointly defend the patents, trademarks or copyrights and to share the expenses, as may be mutually agreed. In this event, any award will be shared by the Parties, in proportion to the percentage of expenses paid, respectively.

Article 21: Force Majeure

Force Majeure means any event which arises from or is attributable to acts, events; omissions or accidents beyond the reasonable control of a Party including strikes, lock-outs or other industrial disputes (whether involving the workforce of the Party so prevented or of any other party), acts of God, war, terrorism, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, severe weather, including but not limited to flood, or storm, or default of suppliers or sub-contractors liable to affect materially performance of this Agreement.

21.1	If either Party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than an obligation to pay money) by Force Majeure, then:

21.1.1	That Party’s obligations under this Agreement shall be suspended for so long as the Force Majeure continues and to the extent that the Party is so prevented, hindered or delayed, provided that if any event of Force Majeure continues for a period of or exceeding (6) months, the aggrieved party shall have the right to terminate this Agreement forthwith by written notice to the other party.

April 16th, 2007	23
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

21.1.2	As soon as reasonably possible and in any event within five calendar days after commencement of the Force Majeure, that Party shall notify the other Party in writing of the occurrence of the Force Majeure, the date of commencement of the Force Majeure and the effects and likely duration of the Force Majeure on its ability to perform its obligations under this Agreement; and

21.1.3	As soon as reasonably possible and in any event within five calendar days of cessation of the Force Majeure, that Party shall notify the other Party in writing of the cessation of the Force Majeure and shall resume performance of its obligations under this Agreement.

21.2	The Party claiming to be prevented, hindered or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure shall use reasonable endeavors without being obliged to incur any expenditure or cost to:

21.2.1	Mitigate the effects of the Force Majeure upon the performance of its obligations under this Agreement; and

21.2.2	Bring the Force Majeure event to an end or find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event.

Article 22: Entire Agreement

22.1	Each of the Parties agrees that in entering into this Agreement it does not rely on, and has no remedy in respect of, any statement, expression of opinion, representation, warranty or understanding (whether negligently or innocently made) of any person other than as expressly set out in this Agreement.

22.2	This Agreement constitutes the entire and only agreement and understanding of the Parties, and supersedes any previous agreement or understanding between the Parties (and either of them), relating to the subject matter of this Agreement.

22.3	Nothing in this Article shall operate to limit or exclude any liability for fraud.

April 16th, 2007	24
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Article 23: Dispute Resolution

23.1	Any disputes concerning the respective Parties’ performance under this Agreement, if not specifically called out in this Agreement, shall be addressed by the Presidents of the Parties or officer of equivalent standing.

23.2	In the event the Parties are unable to resolve disputes, the Parties hereby agree to the process of mediation under the rules of the International Chamber of Commerce, in London, UK.

Article 24: Waivers

24.1	A waiver of any term, provision or condition of, and any consent granted under, this Agreement will be valid only if it is in writing, signed by the Party giving the waiver or granting the consent. Any such waiver or consent will be valid only in the particular instance and for the particular purpose for which it is given and will not constitute a waiver of any other right or remedy.

24.2	Any failure (in whole or in part) to exercise or delay in exercising any right, power or remedy (“Right”) available under this Agreement or in law will not constitute a waiver of that or any other Right nor will any single or partial exercise of any Right preclude any other or further exercise of any other Right. The rights and remedies provided by this Agreement are cumulative and (unless otherwise expressly stated in this Agreement) do not exclude any other rights or remedies available in law.

Article 25: Invalidity

25.1	If any provision of this Agreement is or becomes invalid or unenforceable, in whole or in part, in any jurisdiction, the validity and enforceability of the other provisions of this Agreement and its validity and enforceability in any other jurisdiction shall not be affected.

25.2	If any provision of this Agreement is or becomes, in whole or in part, invalid or unenforceable but would be valid or enforceable if some part of that provision was deleted, that provision shall apply with such deletions as may be necessary to make it valid.

25.3	The Parties agree, in the circumstances referred to in Article 25.1 and if Article 25.2 does not apply, to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provisions.

Article 26: No Partnership

This Agreement is not intended to and does not operate to create a partnership or joint venture between the Parties, or to authorize any Party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other Party in any way (including by making any representation or warranty, assuming any obligation or liability and exercising any right or power, unless otherwise authorized herein).

April 16th, 2007	25
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Article 27: Notices

Any communication, including any notice or demand, under or in connection with this Agreement must be in writing, in English, and will be deemed to be validly served if delivered personally or sent by fax, e-mail, by registered air mail (or as otherwise specified in this Agreement):

In the case of VGN, to:

Viragen, Inc.

865 SW 78th Avenue

Suite 100

Plantation, FL 33324

Fax. +1 954 233-1414

Marked in each case for the attention of:

Mr. Charles A. Rice

e-mail address: crice@viragen.com

In the case of SOI, to:

Swedish Orphan International

Drottninggatan 98

11160 Stockholm

Sweden

Fax. +46

Marked in each case for the attention of:

Mr Bo Jesper Hansen

Email address: BoJesper.Hansen@swedishorphan.com

Article 28: Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA.

Swedish Orphan	Viragen International, Inc.

/s/ Bo Jesper Hansen	/s/ Charles A. Rice
By: Bo Jesper Hansen, CEO	By: Charles A. Rice, CEO

April 16, 2007	April, 16, 2007
Date	Date

April 16th, 2007	26
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

April 16th, 2007	27
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Exhibit 1

License and Supply Agreement

Viragen and Swedish Orphan International

License Fee, Purchase Price, Royalties and the Clinical Trial Costs

1.	[ * ]

2.	[ * ]

3.	[ * ]

4.	[ * ]

5.	[ * ]

6.	[ * ]

7.	[ * ]

Swedish Orphan	Viragen International, Inc.

/s/ Bo Jesper Hansen	/s/ Charles A. Rice
By: Bo Jesper Hansen, CEO	By: Charles A. Rice, CEO

April 16, 2007	April 16, 2007
Date	Date

April 16th, 2007	28
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Exhibit 2

License and Supply Agreement

Viragen and Swedish Orphan International

Territory

The “Territory” shall be defined as:

[ * ]

Swedish Orphan	Viragen International, Inc.

/s/ Bo Jesper Hansen	/s/ Charles A. Rice
By: Bo Jesper Hansen, CEO	By: Charles A. Rice, CEO

April 16, 2007	April 16, 2007
Date	Date

April 16th, 2007	29
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Exhibit 3

License and Supply Agreement

Viragen and Swedish Orphan International

Intellectual Property

The following trademark registrations and applications and granted and pending patents are provided under the terms of this Agreement to which this Exhibit is appended.

Trademarks:

[ * ]

Patents and Patent Applications:

[ * ]

Swedish Orphan	Viragen International, Inc.

/s/ Bo Jesper Hansen	/s/ Charles A. Rice
By: Bo Jesper Hansen, CEO	By: Charles A. Rice, CEO

April 16, 2007	April 16, 2007
Date	Date

April 16th, 2007	30
VGN & SOI

Portions of this document marked [ * ] are the subject of a request for confidential treatment filed with the Securities and Exchange Commission along with an unredacted version of this Agreement.

Exhibit 4

License and Supply Agreement

Viragen and Swedish Orphan International

Product Specification: Pre-filled Syringe

[ * ]

Swedish Orphan	Viragen International, Inc.

/s/ Bo Jesper Hansen	/s/ Charles A. Rice
By: Bo Jesper Hansen, CEO	By: Charles A. Rice, CEO

April 16, 2007	April 16, 2007
Date	Date

April 16th, 2007	31
VGN & SOI